Exhibit 10.35

Execution Version

Date: September 9, 2025

March GL Company

290 Dexter Street

Denver, CO 80220

Attn: Robert Price

Re:	Option to Acquire Interest from March GL Company

Dear Mr. Price:

This letter agreement (this “Agreement”) sets forth the terms under which Greenland Exploration Limited, a Texas corporation (“Buyer”), is granted an option to acquire the below specified percentage of the Interest (as defined below) from March GL Company, a Texas corporation (the “Company”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including the payment of the sum of US$10.00 from Buyer to the Company, the parties hereto agree as follows:

1. Option. The Company hereby grants Buyer an option (the “Option”) to acquire a percentage interest in the Company’s interest in the Project and the Proposed Transaction (in each case, as defined in either that certain Memorandum of Understanding for Purchase of Interest and Exchange Rights, dated as of June 21, 2025, by and between the Buyer and the Company (the “June MOU”), and that certain Memorandum of Understanding dated April 22, 2025, by and between 80 Mile plc and the Company (the “April MOU”), as applicable, and for the purposes of this Agreement, collectively, the “Interest”), for a purchase price of US$2,000,000 for each percentage of the Interest Buyer elects to acquire upon exercise of the Option, up to a maximum of US$70,000,000. By way of example, if Buyer purchases US$70,000,000 of the Interest, Buyer will own 35% of the Interest. The Option may be exercised by Buyer, in its sole discretion, by delivering written notice to the Company at any time prior to the earlier of (i) the closing of the business combination among the Company, Buyer, and Pelican Acquisition Corporation, a Cayman Islands exempted company (such combination, the “Business Combination” and such closing, the “Closing”), or (ii) March 31, 2026 (the “Expiration Date”). Time is of the essence with respect to the exercise of the Option.

2. Termination. The Option shall terminate automatically upon the Expiration Date. Upon termination, this Agreement shall have no further force or effect.

3. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws principles. Any disputes arising under this Agreement shall be resolved exclusively in the state or federal courts located in Harris County, Texas, and the parties hereby consent to the jurisdiction and venue of such courts.

4. Binding Effect; Assignment. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns. Buyer may not directly or indirectly, by operation of law or otherwise, assign or transfer any interest in the Option without the Company’s prior written consent.

5. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, relating to such subject matter.

6. Amendments. This Agreement may not be amended, except by a written instrument signed by both parties.

7. Counterparts. This Agreement may be executed in multiple counterparts. PDF and electronic signatures shall be effective.

[Signature Page Follows]

Please indicate your acceptance of the terms of this Agreement by signing below and returning a copy to Buyer.

GREENLAND EXPLORATION LIMITED

By:	/s/ Larry G. Swets
Name:	Larry G. Swets
Title:	CEO

Accepted and Agreed:

MARCH GL COMPANY

By:	/s/ Robert Price
Name:	Robert Price
Title:	President

[Signature Page to Letter Agreement – Greenland / March GL – Option]